Exhibit 15.1

AWARENESS LETTER FROM GRANT THORNTON LLP

McGrath RentCorp

5700 Las Positas

Livermore, California

We have reviewed, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the unaudited consolidated interim financial statements of McGrath RentCorp and Subsidiaries as of September 30, 2008 and for the three and nine-month periods ended September 30, 2008 and 2007, as indicated in our report dated November 4, 2008; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended September 30, 2008 is incorporated by reference in Registration Statements No. 333-06112, effective October 16, 1996, No. 333-74089, effective March 9, 1999 and No. 333-151815 effective June 20, 2008 on Form S-8.

We are also aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ Grant Thornton LLP

San Francisco, California

November 4, 2008